                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No. )


                               Ramco Energy plc
                      ------------------------------------
                                (Name of Issuer)


                      ADSs representing Ordinary Shares
                      ------------------------------------
                         (Title of Class of Securities)


                                  75144Q101
                      ------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  75144Q101

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stephen E. Remp
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [ ]
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3.  SEC USE ONLY



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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom

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  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        3,293,401
               |    -----------------------------------------------------------
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        Not applicable
               |    -----------------------------------------------------------
     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        3,293,401
               |    -----------------------------------------------------------
    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        Not applicable
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,293,401
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    12.79%
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12. TYPE OF REPORTING PERSON*

    IN

Item 1(a)      Name of Issuer:

               Ramco Energy plc
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Item 1(b)      Address of Issuer's Principal Executive Offices:

               4 Rubislaw Place,
               Aberdeen, AB10 1XN, United Kingdom
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Item 2(a)      Name of Person Filing:

               Stephen E. Remp

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Item 2(b)      Address of Principal Business Office:

               4 Rubislaw Place,
               Aberdeen, AB10 1XN, United Kingdom

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Item 2(c)      Citizenship:

               United Kingdom

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Item 2(d)      Title of Class of Securities:

               ADSs representing Ordinary Shares
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Item 2(e)      CUSIP Number:

               75144Q101
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Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)(   )  Broker or Dealer registered under Section 15 of the Act

         (b)(   )  Bank as defined in Section 3(a)(6) of the Act

         (c)(   )  Insurance Company as defined in Section 3(a)(19) of the Act

         (d)( ) Investment Company registered under Section 8 of the Investment Company Act

         (e)( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
                   240.13d-1(b)(1)(ii)(F)

         (g)( ) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)

         (h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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Item 4         Ownership

      If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                    (a)  Amount beneficially owned:
                           3,293,401

                    (b)  Percent of class:
                           12.79%

                    (c)  Number of shares as to which such person has:

                        (i)      sole power to vote or to direct the vote:
                                    3,293,401

                        (ii)     shared power to vote or to direct the
                                 vote:   N/A

                        (iii)    sole power to dispose or to direct the
                                 disposition of:   3,293,401

                        (iv)     shared power to dispose or to direct the
                                 disposition of:   N/A

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Item 5        Ownership of Five Percent or Less of a Class:

       If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

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Item 6        Ownership of More than Five Percent on Behalf of Another
              Person:
                               N/A

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Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:
                               N/A

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Item 8        Identification and Classification of Members of the Group:

                               N/A
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Item 9        Notice of Dissolution of Group:

                               N/A
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Item 10       Certification:



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 14, 1999





                                  By:/s/ Stephen E. Remp